UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CSX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia	62-1051971
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of Principal Executive Offices)	(Zip Code)

CSX 2019 Stock and Incentive Award Plan

(Full Title of the Plan)

Nathan D. Goldman, Esq.
Executive Vice President, Chief Legal Officer

and Corporate Secretary

CSX Corporation
500 Water Street
Jacksonville, Florida 32202
(Name and Address of Agent for Service)

904-359-7611
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edmond FitzGerald, Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(215) 450-4644

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount
	to be	Price	Offering	of Registration
Title of Securities to be Registered	Registered	Per Share	Price	Fee
Common Stock, $1.00 par value per share	14,000,000 shares(1)	$78.615 (2)	$1,100,610,000 (2)	$133,393.94(3)

(1)   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover additional shares resulting from the split of, or a stock dividend on, the registered shares.

(2)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices for the Common Stock, $1.00 par value per share (“Common Stock”), of CSX Corporation (“CSX” or the “Registrant”) as reported on the NASDAQ Global Select Market on May 2, 2019.

(3)   Rounded up to the nearest penny.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by CSX to register 14,000,000 shares of CSX’s Common Stock, par value $1.00 per share (“Common Stock”), that may be issued pursuant to the CSX 2019 Stock and Incentive Award Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(i)	CSX’s Annual Report on Form 10-K for the year ended December 31, 2018;

(ii)	CSX’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

(iii)	CSX’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 22, 2019;

(iv)	CSX’s Current Reports on Form 8-K, filed with the Commission on January 16, 2019, February 12, 2019, February 27, 2019, April 3, 2019 and April 16, 2019;

(v)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K for the year ended December 31, 2018 referred to in clause (i) above; and

(vi)	The description of CSX’s Common Stock, which is contained in CSX’s Current Report on Form 8-K, filed with the Commission on July 19, 2018.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 10 of the Virginia Stock Corporation Act (“VSCA”) allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director or officer of such corporation or, while a director or officer, is or was serving at such corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another entity, if such person acted in good faith and believed his or her conduct to be in the best interests of such corporation. Indemnification is also authorized with respect to a criminal proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 10 of the VSCA also provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation) if authorized by its articles of incorporation or a shareholder-adopted bylaw, except an indemnity against willful misconduct or a knowing violation of the criminal law. Article 9 of the VSCA authorizes the elimination of liability of, and provides limitations on damages payable by, officers and directors, except in cases of willful misconduct or a knowing violation of criminal law or any federal or state securities law.

CSX’s Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of CSX who is, was or is threatened to be made a party to any proceeding (including any proceeding by or on behalf of CSX) by reason of the fact that he or she is or was a director or officer of CSX or was serving any other legal entity in any capacity at the request of CSX against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of the criminal law.

CSX’s Amended and Restated Articles of Incorporation also provide that in every instance permitted under the VSCA in effect from time to time, the liability of a director or officer of CSX to CSX or CSX’s shareholders arising out of a single transaction, occurrence or course of conduct will be limited to one dollar.

CSX maintains a standard policy of officers’ and directors’ liability insurance.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the ESPP’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 7, 2019.

CSX CORPORATION

By:	/s/ Nathan D. Goldman
Nathan D. Goldman Executive Vice President, Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 2019.

Signature	Title

/s/ James M. Foote
James M. Foote	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Frank A. Lonegro
Frank A. Lonegro	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Angela C. Williams
Angela C. Williams	Vice President and Controller (Principal Accounting Officer)

/s/ Donna M. Alvarado
Donna M. Alvarado	Director

/s/ Pamela L. Carter
Pamela L. Carter	Director

/s/ Steven T. Halverson
Steven T. Halverson	Director

/s/ Paul C. Hilal
Paul C. Hilal	Director

/s/ John D. McPherson
John D. McPherson	Director

/s/ David M. Moffett
David M. Moffett	Director

/s/ Linda H. Riefler
Linda H. Riefler	Director

/s/ J. Steven Whisler
J. Steven Whisler	Director

/s/ John J. Zillmer
John J. Zillmer	Chairman and Director

By:	/s/ Nathan D. Goldman
Nathan D. Goldman
Attorney-in-fact

INDEX TO EXHIBITS

5.1	Opinion of Hunton Andrews Kurth LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)

24.1	Powers of Attorney (filed herewith)

99.1	CSX 2019 Stock and Incentive Award Plan (filed herewith)